Exhibt 99.1

                 HAMPTON ROADS BANKSHARES DECLARES DIVIDEND AND
                         INCREASES FREQUENCY OF PAYMENTS

    NORFOLK, Va., Oct. 26 /PRNewswire-FirstCall/ -- The Board of Directors of Hampton Roads Bankshares, Inc. (Nasdaq: HMPR), the financial holding company for Bank of Hampton Roads, declared a quarterly dividend in the amount of $0.10 per share on the company's common stock, payable on December 15, 2006, to shareholders of record as of November 15, 2006. This will be the company's 20th consecutive dividend payment.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO )
    Starting with this dividend, the company will increase the frequency of its dividend payments from semi-annually to quarterly. This will be the company's third dividend payment in 2006 as it has already paid two $0.20 per share semi-annual dividends in March and September, respectively. Going forward, dividends are expected to be paid during the months of March, June, September and December.

    Jack W. Gibson, President and Chief Executive Officer of Hampton Roads Bankshares, commented, "Hampton Roads Bankshares has a long history of sharing our financial success with our stockholders. We've paid a dividend at least annually since 1992. Our financial track record supports the payment of quarterly dividends and we are pleased to start with the additional $0.10 per share dividend in 2006. Shareholders will have access to their dividends on a more frequent basis and can choose to either invest those funds at their own volition or continue to build their investments in Hampton Roads Bankshares through our dividend reinvestment plan. Either way, shareholders should benefit from compounding and dollar cost averaging."

    This is the second dividend Hampton Roads Bankshares has declared since the closings of its fully subscribed rights offering and fully subscribed public offering on July 25th and 27th, respectively. Collectively, the company issued 1,849,200 new shares through the stock offerings. As of October 26, 2006, the company had 10,177,954 shares outstanding.

    Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

    Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed and furnished to the Securities and Exchange Commission.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             10/26/2006
    /CONTACT: Tiffany K. Glenn, Senior Vice President and Marketing Officer of Hampton Roads Bankshares, Inc., +1-757-217-1000/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofhamptonroads.com /
    (HMPR)